Exhibit 99.1

NEWS
RELEASE

2009-06

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS FIRST QUARTER 2009 RESULTS

HOUSTON, TEXAS, May 7, 2009 – Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $73.5 million, or $0.70 per diluted share, for the quarter ended March 31, 2009, compared to net income of $46.0 million, or $0.44 per diluted share, for the quarter ended March 31, 2008.  The first quarter 2009 results include an after-tax inventory gain of $21.3 million, or $0.20 per diluted share, and an after-tax hedging gain of $13.8 million, or $0.13 per diluted share, compared to an after-tax inventory gain of $62.5 million, or $0.60 per diluted share, and an after-tax hedging loss of $16.8 million, or $0.16 per diluted share, for the comparable period in 2008.

Crude differentials narrowed during the quarter, resulting in an average light/heavy crude oil differential of $6.49 per barrel in the first quarter of 2009, compared to an average of $19.48 per barrel in the first quarter of 2008.  The WTI/WTS differential averaged $1.69 per barrel in the first quarter of 2009, compared to an average of $4.64 per barrel in the first quarter of 2008.

Gasoline demand and the associated crack spread stabilized in the first quarter, offset by a significant decline in distillate fundamentals.  Frontier’s gasoline crack spread averaged $7.04 per barrel in the first quarter of 2009, compared to an average of $4.24 per barrel in the first quarter of 2008.   Frontier’s diesel crack spread fell to an average of $11.69 per barrel, compared to an average of $20.92 per barrel in the first quarter of 2008.

Frontier’s total charges for the first quarter of 2009 averaged 182,475 barrels per day (“bpd”), up from an average of 126,018 bpd in the first quarter of 2008 due to the planned shutdown of the El Dorado crude unit in early 2008 and also due to the additional capacity provided by the El Dorado crude and coker projects completed in 2008.

Frontier’s President and CEO, Mike Jennings, commented, “Our first quarter financial performance provided a strong start in what we expect to be a challenging year for the refining sector.  Gasoline demand appears to have stabilized or marginally improved, while distillate consumption continues to weaken with the economy.  We are hopeful that the U.S. driving season will provide a seasonal boost, but we do not foresee significant improvement in demand or product margins without an accompanying U.S. economic recovery.”

For the three months ended March 31, 2009, Frontier generated $102.8 million in cash flow before changes in working capital, while investing approximately $32.7 million in capital expenditures and reducing working capital by $85.4 million.  Frontier’s cash balance at March 31, 2009 was $631.7 million, up from $483.5 million at December 31, 2008, and exceeded debt by $284.4 million as of March 31, 2009.  There were no cash borrowings under the Company’s revolving credit facility and $257.9 million of borrowing base availability at quarter end.

Conference Call

A conference call is scheduled for today, May 7, 2009, at 11:00 a.m. eastern time to discuss the financial results.  To access the call, please dial (888) 713-4515 several minutes prior to the call.  From outside the United States, please call (913) 312-0646.  A recorded replay of the call may be heard through May 22, 2009 at 1:00 p.m. central time by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 4502718.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of the website www.frontieroil.com.

Frontier operates a 130,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Three Months Ended
	March 31,
	2009	2008
INCOME STATEMENT DATA ($000s except per share)
Revenues	$846,248	$1,185,783
Raw material, freight and other costs	619,897	999,128
Refining operating expenses, excluding depreciation	75,876	87,560
Selling and general expenses, excluding depreciation	12,421	10,355
Gain on sale of assets	-	37
Operating income before depreciation	138,054	88,777
Depreciation, amortization and accretion	18,144	14,940
Operating income	119,910	73,837
Interest expense and other financing costs	7,420	1,639
Interest and investment income	(516)	(2,313)
Provision for income taxes	39,547	28,542
Net income	$73,459	$45,969
Net income per diluted share	$0.70	$0.44
Average shares outstanding (000s)	104,252	104,018

OTHER FINANCIAL DATA ($000s)
Adjusted EBITDA (1)	$138,054	$88,777
Cash flow before changes in working capital	102,815	64,761
Working capital changes	85,417	(91,113)
Net cash provided by (used in) operating activities	188,232	(26,352)
Net cash used in investing activities	(32,743)	(51,066)
Net cash used in financing activities	(7,299)	(65,720)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	182,475	126,018
Gasoline yields	82,768	65,498
Diesel yields	70,759	38,824
Total sales	179,413	137,148

Refinery operating margins information ($ per bbl)
Refined products revenue	$50.92	$96.76
Raw material, freight and other costs	38.39	80.06
Refinery operating expenses, excluding depreciation	4.70	7.02
Depreciation, amortization and accretion	1.12	1.19

Cheyenne Refinery light/heavy crude oil differential ($ per bbl)	$5.84	$18.36
WTI/WTS differential ($ per bbl)	1.69	4.64
El Dorado Refinery light/heavy crude oil differential ($ per bbl)	7.54	21.45

BALANCE SHEET DATA ($000s)	March 31, 2009	December 31, 2008
Cash, including cash equivalents (a)	$631,722	$483,532
Working capital	715,315	651,352
Short-term and current debt (b)	-	-
Total long-term debt (c)	347,284	347,220
Shareholders' equity (d)	1,121,979	1,051,140
Net debt to book capitalization (b+c-a)/(b+c-a+d)	-34.0%	-14.9%

(1) Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the three months ended March 31, 2009 and 2008 is reconciled to net income as follows:

	Three Months Ended
	March 31,
	2009	2008
	(in thousands)
Net income	$73,459	$45,969
Add provision for income taxes	39,547	28,542
Add interest expense and other financing costs	7,420	1,639
Subtract interest and investment income	(516)	(2,313)
Add depreciation, amortization and accretion	18,144	14,940
Adjusted EBITDA	$138,054	$88,777

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